EXHIBIT 5.1
                          [Letterhead of Cathy Sigalas]

April 18, 2000


World Airways, Inc.
13873 Park Center Road, Suite 490
Herndon, Virginia  20171

Ladies and Gentlemen:

         You have requested my opinion with respect to certain matters in connection with the filing by World Airways, Inc. (the "Company") of a Form S-3 registration statement (the "Registration Statement"), including a related prospectus (the "Prospectus"), covering the registration of an aggregate of 4,201,351 shares of the $.001 par value common stock (the "Common Stock") of the Company which are held or may be acquired by certain security holders (the "Selling Security Holders") pursuant to certain stock purchase and warrant agreements between the Company and the Selling Security Holders.

         In connection with this opinion, I have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda, and instruments as I deem necessary as a basis for this opinion.

         In rendering this opinion, I have assumed with your permission the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to me as originals; the conformity to originals of all documents submitted to me as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all of the parties thereto where due authorization, execution and delivery are prerequisites to the effectiveness of such documents. I have also assumed that all individuals executing and delivering documents had the legal capacity to so execute and deliver.

         My opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

         On the basis of the foregoing, in reliance thereon, and with the foregoing qualifications, I am of the opinion that the Shares have been duly authorized, and that the Shares which have been issued are, and the Shares which may be acquired pursuant to the exercise of issued and outstanding warrants, when issued for the consideration set forth in the warrant agreements will be, validly issued, fully paid, and nonassessable.

         I consent to the reference to me under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

         This opinion is intended solely for your benefit and is not to be made available to or to be relied upon by any other person, firm, or entity without my prior written consent.

Very truly yours,

/s/  CATHY SIGALAS

Cathy Sigalas
General Counsel
Member of the Bar of the
   Commonwealth of Virginia